Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TPG Pace Holdings Corp.:

We consent to the use of our report dated February 13, 2019 with respect to the balance sheets of TPG Pace Holdings Corp. (the Company) as of December 31, 2018 and 2017, the related statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2018 and for the period from February 14, 2017 (inception) to December 31, 2017, and the related notes (collectively, the financial statements) included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 13, 2019 contains an explanatory paragraph that states that the Company’s limited amount of time to complete an initial business combination for which significant contingencies to completion exist raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Fort Worth, Texas

October 7, 2019